EXHIBIT 99.1
BRIGHTPOINT ANNOUNCES PRELIMINARY SECOND QUARTER 2008
SUMMARY FINANCIAL RESULTS
Plainfield, Ind. –July 17, 2008 – Brightpoint, Inc. (NASDAQGS: CELL) today announced that it will release its full financial results for the quarter ended June 30, 2008 on Tuesday, August 5, 2008, and announced preliminary estimates of its financial results for the quarter ended June 30, 2008 and updated its previously announced debt reduction initiative.
The Company cautions that the following preliminary financial results are estimates. These estimates are unaudited and have not been reviewed by the Company’s Independent Registered Public Accounting Firm and are therefore subject to modification in the course of completing the Company’s quarter-end financial review and completion of the Company’s full financial results.
THE COMPANY EXPECTS TO ANNOUNCE FOR THE SECOND QUARTER OF 2008:
▪	Revenue of $1.2 billion.
▪	19.9 million wireless devices handled.
▪	Debt of $243.8 million at June 30, 2008, a reduction of $134.6 million from March 31, 2008.
▪	Loss from continuing operations currently estimated at $2.3 million. The loss from continuing operations for the second quarter of 2008 is impacted by the following:
o	An estimated $7.5 million (pre-tax) charge in Slovakia related to the liquidation of slow moving locally branded notebook PCs in advance of the roll-out of a new microchip platform from Intel. We are currently in discussions with our partners to evaluate the future of this program. We expect to be completely sold through this inventory by the end of the third quarter of 2008.

o	An estimated $3.0 million (pre-tax) restructuring charge, consisting primarily of a $1.6 million charge in connection with the previously announced sale of certain assets in Colombia and a $1.1 million charge to write-off IT projects that were abandoned after terminating Dangaard Telecom’s implementation of SAP. The sale of certain assets in Colombia resulted in approximately 1.0 million fewer units handled in the second quarter of 2008 compared to the first quarter of 2008.

o	$4.7 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

o	$1.8 million (pre-tax) of non-cash stock based compensation expense for the second quarter of 2008.

o	A $0.9 million (pre-tax) loss from the sale of shares of Tessco, Inc. common stock resulting from a privately negotiated transaction with Tessco, Inc. to sell these shares.

o	A $1.0 million (pre-tax) inventory obsolescence charge in Poland due to the unsuccessful negotiation of price protection with a mobile virtual network operator and related manufacturers. We have taken steps to mitigate future risks associated with this program.

o	An income tax benefit of $5.0 million, which includes a $3.0 million benefit from the release of a valuation allowance on deferred tax assets resulting from previous net operating losses in Germany.
“I am very pleased with our debt reduction of $135 million during the quarter. Therefore, I am revising our debt target for the end of 2008. We currently anticipate debt at December 31, 2008 to be approximately $200 million, which is a reduction of approximately $260 million from December 31, 2007,” said Tony Boor, Brightpoint’s Chief Financial Officer. “We continue to aggressively evaluate our existing vendor and operator agreements as we focus on generating positive cash flows from operations to lower outstanding debt. We will look to exit or amend any programs that do not meet our goals for returns on invested capital of approximately 15% and operating margins in the range of 2.5% to 3%.”
SELECTED FINANCIAL INFORMATION
(Amounts in millions)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Cash and cash equivalents	$106.7	$102.2
Accounts receivable, net	618.6	751.1
Inventories	384.9	475.0
Accounts payable and accrued expenses	847.1	855.5
Total debt	243.8	460.9
Weighted average common shares outstanding-diluted	81.4	81.3
The Company will release its full financial results for the quarter ended June 30, 2008, on Tuesday, August 5, 2008, at approximately 4:00 p.m. EDT (New York Time). At approximately 5:00 p.m. EDT, Brightpoint will conduct a conference call to review the Company’s operations and financial performance and will answer participants’ questions. Representing

Brightpoint will be Robert J. Laikin, Chairman and Chief Executive Officer, J. Mark Howell, President of Brightpoint Americas, Michael Koehn Milland, President of Brightpoint EMEA and Anthony W. Boor, Executive Vice President, Chief Financial Officer and Treasurer. For those who prefer to join the conference call telephonically, use the following information and dial in several minutes prior to the start of the call:
U.S. toll-free dial-in number: 888-220-8746
International dial-in number: 913-312-0387
The presentation of slides can be accessed through the Investors section of the Company’s website at http://www.brightpoint.com. Following the live presentation, archives of the webcast of the second quarter 2008 financial results will be available through the Investors section of the Company’s website at http://www.brightpoint.com for approximately one year.
REITERATION OF PREVIOUSLY ANNOUNCED REALIGNMENT OF EUROPEAN OPERATIONS
On June 30, 2008 the Company announced that as part of the natural progression of the Dangaard integration process, it was realigning its European operations in an effort to streamline its business processes and optimize its business model. The Company believes that these efforts, and the resultant cost reductions and operational efficiencies, will help produce additional synergies for the Company. The Company believes that this realignment will result in the elimination of approximately 50 to 75 positions at Brightpoint’s current European division headquarters in Denmark by the end of 2008. These eliminated positions will consist primarily of staff and administrative positions within the information technology, human resources, legal, finance and commercial/sales and marketing areas. The European business will be supported by Brightpoint’s existing management and corporate staff.
In addition to the foregoing changes currently in process within its European division headquarters, Brightpoint will implement a plan to eliminate 225 to 250 positions from its European division’s operating entities by the end of 2008.
The foregoing headcount reductions will be coupled with other significant cost reduction initiatives in Brightpoint’s European operating entities. The Company expects the combined initiatives, when implemented, to result in approximately $25 million to $30 million in annualized spending reductions.
The Company expects to incur material charges for severance, lease termination and other restructuring costs as a result of the foregoing reorganization initiatives. The Company anticipates having these charges and restructuring costs quantified on or before July 31, 2008. The Company currently expects that the majority of the charges and restructuring costs will impact purchase accounting relating to the Dangaard transaction and will not materially affect current period earnings.
The Company is implementing other cost reduction initiatives in its Americas and Asia Pacific divisions as well as within its corporate and global information technology organizations. The Company has simultaneously begun the evaluation and design phases of a European shared service facility and warehouse consolidation and automation projects. The Company expects that these global opportunities will contribute significant additional cost synergies as they are implemented over the next 6 to 24 months.
     Brightpoint, Inc. (NASDAQGS: CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2007, Brightpoint handled approximately 83 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 3,300 employees in over 25 countries. In 2007 Brightpoint generated revenue of $4.3 billion and net income of $47.4 million. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide.  Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
     Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint, including, but not limited to, statements regarding potential spending reductions resulting from the elimination and proposed elimination of positions and the streamlining of operations. Additionally, these preliminary earnings are not yet final and may be subject to change. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.